UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 22, 2016

Cartesian, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-34006 (Commission File Number)	48-1129619 (I.R.S. Employer Identification No.)

7300 College Boulevard, Suite 302
Overland Park, Kansas 66210
(Address of principal executive office)(Zip Code)

(913) 345-9315
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

(a)    On August 22, 2016, Cartesian, Inc. (the "Company") received a letter from The Nasdaq Stock Market ("Nasdaq"), notifying the Company of its failure to maintain a minimum of $10,000,000 in stockholders' equity, as required by Nasdaq Marketplace Rule 5450(b)(1)(A) (the "Minimum Stockholders' Equity Requirement"), for companies trading on the Nasdaq Global Market. The letter noted that the Company's quarterly report on Form 10-Q for the period ended July 2, 2016 reported stockholders' equity of $5,882,000.
The letter stated that the Company has until October 6, 2016 to submit a plan to regain compliance with the Minimum Stockholders' Equity Requirement. If the plan is submitted and Nasdaq accepts the plan, Nasdaq can grant an extension of up to 180 days from the date of the August 22, 2016 letter for the Company to regain compliance with the Minimum Stockholders' Equity Requirement. If a compliance plan is submitted and Nasdaq rejects the plan, the Company may appeal Nasdaq's determination to a Nasdaq Hearings Panel. The letter also states that alternatively the Company may consider applying to transfer the Company's securities to the Nasdaq Capital Market.
The August 22, 2016 letter is in addition to the letter that the Company received from Nasdaq on August 15, 2016, notifying the Company of its failure to maintain a minimum closing bid price of $1.00 over the preceding 30 consecutive business days for its common stock, as required by Nasdaq Marketplace Rule 5450(a)(1) (the "Minimum Bid Price Requirement"), which was previously disclosed by the Company in a Form 8-K filed on August 15, 2016. The Company has until February 13, 2017 to demonstrate compliance with the Minimum Bid Price Requirement.
The notification letters received from Nasdaq have no immediate effect on the listing of the Company's common stock at this time. The Company has not yet determined what actions or responses, if any, the Company will take regarding the non-compliance.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

CARTESIAN, INC.

By:	/s/ Peter H. Woodward
Peter H. Woodward Chief Executive Officer

Date: August 26, 2016